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                                                                    Exhibit 99.2


          TERAYON'S LEADERSHIP IN BROADBAND RECOGNIZED BY CABLE MEDIA

Santa Clara, California - January 7, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN), the leading innovator of intelligent broadband access, has again been recognized for its leading role in the broadband industry by two major industry trade publications.

      For the second consecutive year, Terayon founders Zaki and Shlomo Rakib were honored by CableFAX magazine's annual ranking as two of the 100 most influential companies and executives in the cable television industry. A key factor in their selection by CableFAX editors was the greater-than-anticipated orders during the third quarter of 2003 for Terayon's DOCSIS(R) 2.0 qualified CMTS (Cable Modem Termination System), the industry's only CMTS qualified to meet DOCSIS 2.0, the latest version of the broadband cable data specification.

      Additionally, Terayon was recognized for the third year in a row as one CED magazine's "Broadband 50," an annual listing of the companies, technologies, people and categories that most influenced the cable industry. With its selection as one of the Broadband 50 for 2003, Terayon has now been included in every Broadband 50 since CED began publishing its ranking in 2001.

      "Recognition from two of the most respected publications in the broadband industry is an honor for Terayon and shows that our contributions and commitment to advancing state-of-the-art intelligent broadband access enriches this industry," said Zaki Rakib, Terayon's CEO.

ABOUT TERAYON

      Terayon Communication Systems, Inc. is the leading innovator of intelligent broadband access for operators who want to deliver the widest range of advanced data, video and voice services. Terayon maintains its headquarters in Santa Clara, California, and has sales and support offices worldwide. The company is traded on the Nasdaq under the symbol TERN and can be found on the web at www.terayon.com.

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"Safe Harbor" Statements under the Private Securities Litigation Reform Act of
1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks
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and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop new, technologically advanced products; the acceptance of Terayon's new products in the market; the sales of Terayon's new products; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.